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                                                                     EXHIBIT 10b

                               Atrion Corporation
             Incentive Compensation Plan for Chief Financial Officer




This plan provides the opportunity for Jeffery Strickland, Vice President and Chief Financial Officer of Atrion Corporation, to receive incentive compensation based on the attainment of certain stated goals during the calendar years 1998, 1999 and 2000.

Financial Goals:
The financial goals for Atrion are set forth in the earnings per share (EPS) estimates (i.e., those included in the "Revised Budget") prepared by management for the years 1999 and 2000 submitted to the Board of Directors at its May 12, 1998 meeting. These EPS figures are the targets for this plan. All figures are from continuing operations and exclude extraordinary and one-time items. At the end of each year, the EPS target for that year is to be adjusted upwards where necessary to reflect for the years 1998, 1999 and 2000, respectively, an 8%, 9% and 10% minimum pre-tax return on average assets used in continuing operations during that year.

For the years 1998, 1999 and 2000, if the targeted EPS figures, as adjusted, are met, then Jeffery Strickland (JS) is entitled to incentive compensation equal to 25% of his base salary for that year. If the target is exceeded by 50% or more, then the incentive compensation for JS will be doubled. For results between these two target figures, the incentive compensation for JS will be adjusted proportionately.

Non-Financial Goals:
JS's performance shall be evaluated by the Board without stated non-financial goals and any incentive compensation award shall be at the discretion of the Board.


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